Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS: ArthroCare Corp. Corinne Ervin 512-391-3907 Joele Frank, Wilkinson Brimmer Katcher Andrea Priest / Jennifer Friedman 212-355-4449

ARTHROCARE ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2009

Austin, Texas – November 24, 2009 — ArthroCare Corp. (Pink Sheets: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced the release of its financial results for the third quarter of 2009 and filed its Form 10-Q for the period ended September 30, 2009 with the Securities and Exchange Commission (SEC). With the filing of this document, the Company is now a current filer.

KEY THIRD QUARTER AND FIRST NINE MONTHS 2009 FINANCIAL HIGHLIGHTS

•	Third quarter total revenue growth of 7.7 percent over third quarter 2008

•	Sports Medicine and ENT product sales increased 10.9 and 9.1 percent, respectively, in the third quarter of 2009 versus the third quarter of 2008

•	Consistent product margin in the first nine months of 2009 compared to 2008

•	Cash flow from operations of $29.4 million in the first nine months of 2009 after significant investigation and restatement-related costs

“We continue to focus on growing our core business in the sports medicine and ENT markets and believe that the results for the first nine months of the year show that we are making significant progress toward achieving that goal despite uncertain market conditions and significant senior management distractions in the restatement and audit committee review process,” noted David Fitzgerald, President and Chief Executive Officer of ArthroCare. “We look forward to increasing the value of the ArthroCare franchise by expanding our position as a leading global provider of minimally invasive surgical products for the benefit of all of our stakeholders.”

REVENUE

Total revenue for the quarter ended September 30, 2009 was $79.5 million, an increase of 7.7 percent compared to $73.9 million for the quarter ended September 30, 2008. Product sales increased in both Sports Medicine and ENT businesses, particularly from International markets where product sales increased by 12.4 percent. Sports Medicine product sales were also higher because of an increase in sales of contract manufactured RF disposable products and controller systems under a supply and distribution agreement with Smith & Nephew, Inc.

Total revenue for the nine months ended September 30, 2009 was $239.1 million, an increase of 0.9 percent compared to $237.1 million for the nine months ended September 30, 2008. Sports Medicine and ENT product sales growth in the third quarter of 2009 mentioned above essentially offset the effects that changes in foreign exchange rates had on the translation of our International reported revenue and lower Spine product sales. Royalty revenue for the nine month period in 2009 was comparatively lower than in 2008 primarily due to a one-time $1.9 million royalty settlement we received in the second quarter of 2008.

Product sales were affected by changes in foreign exchange rates used to translate foreign currency sales from our International markets to the Company’s U.S. dollar reporting currency. These changes in exchange rates reduced the U.S. dollar reported value of International product sales by $1.2 million for the third quarter of 2009, and by $7.0 million for the nine months ended September 30, 2009 in each case when compared to the same periods of 2008.

PRODUCT MARGIN

Product margin was 68.1 percent and 70.9 percent for the quarters ended September 30, 2009 and 2008, respectively. This decline resulted from an increase in contract manufactured product sales, higher scrap costs and higher warranty expense in the third quarter of 2009. Contract manufactured products have lower product margins but incur no direct sales and marketing costs, such as commission expense. Product margin as a percentage of product sales was 70.3 percent and 70.4 percent for the nine months ended September 30, 2009 and 2008, respectively.

LOSS FROM OPERATIONS

For both of the quarters ended September 30, 2009 and 2008, the Company had a loss from operations of $5.5 million. For the nine months ended September 30, 2009, the Company had a loss from operations of $11.4 million compared to a loss from operations of $5.3 million for the same period in 2008.

Investigation and restatement-related expenses totaled $9.3 million for the third quarter of 2009 and $25.3 million for the first nine months of 2009. In 2008, investigation and restatement related activity did not begin until the second half of the year and related expenses were $6.2 million through the first nine months of 2008.

General and administrative expenses for the nine months ended September 30, 2009 included $8.6 million in legal costs related to both the Gyrus arbitration and Delaware patent matter proceedings, for which there were no comparable expense amounts in 2008. Additionally, general and administrative expenses for the nine months ended September 30, 2008 includes $14.2 million accrued for the Gyrus arbitration award.

NET LOSS

In the three and nine months ended September 30, 2009, the Company recorded charges for accrued dividend, the beneficial conversion feature, and issuance costs accretion of $27.3 million related to its Series A Redeemable Convertible 3% Preferred Stock issued on September 1, 2009. Before these charges, the net loss for the quarter ended September 30, 2009 was $4.4 million compared to a net loss for the third quarter of 2008 of $4.9 million. After these charges, the 2009 third quarter net loss applicable to common stockholders was $31.7 million ($1.18 per share) compared to $4.9 million ($0.18 per share) for the third quarter of 2008

For the nine months ended September 30, 2009, the net loss applicable to common stockholders was $40.9 million ($1.53 per share) compared to a loss for the nine months ended September 30, 2008 of $5.8 million ($0.22 per share).

BALANCE SHEET

Cash, cash equivalents, restricted cash equivalents, and investments increased $31.8 million to $69.8 million as of September 30, 2009 from $38.0 million at December 31, 2008. All borrowings under the Company’s Credit Agreement have been repaid and the Credit Agreement has been terminated.

Cash flows provided by operating activities for the nine months ended September 30, 2009 was $29.4 million. Management has maintained a greater focus on working capital efficiency, process improvements, and cash conversion during 2009 which has had a favorable impact on cash flows from operations. Inventory balances have decreased approximately $6.8 million or 12.0 percent from December 31, 2008 and accounts receivable decreased $9.0 million or 21.6 percent from December 31, 2008. Cash provided by operating activities for the nine months ended September 30, 2008 was $31.3 million.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 9:00 a.m. ET/6:00 a.m. PT on Wednesday, December 3, 2009. A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21444675. The replay will remain available through December 17, 2009.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company including the arbitration between Gyrus Group, PLC, Ethicon, Inc. and ArthroCare; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices (collectively, the “Reviews”) or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Reviews, legal compliance matters or internal controls, improvement and remediation; the ability of the Company to control expenses, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the SEC on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Attorneys’ offices in Florida and North Carolina; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except par value data)

	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$68,290	$33,506
Restricted cash and cash equivalents and investments	1,385	4,474
Short-term investments	100	—
Accounts receivable, net of allowances of $4,920 and $4,001 at September 30, 2009, and December 31, 2008, respectively	32,770	41,797
Inventories, net	49,680	56,437
Deferred tax assets	29,073	29,265
Prepaid expenses and other current assets	8,887	8,654

Total current assets	190,185	174,133

Property and equipment, net	48,233	48,933
Intangible assets, net	19,661	24,085
Goodwill	119,499	118,054
Deferred tax assets	16,651	16,651
Other assets	6,277	5,420

Total assets	$400,506	$387,276

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,006	$17,607
Accrued liabilities	64,438	60,200
Deferred tax liabilities	146	129
Current portion of notes payable	—	55,000

Total current liabilities	80,590	132,936

Deferred tax liabilities	409	327
Deferred revenue	4,508	3,210
Other non-current liabilities	6,457	6,521

Total liabilities	91,964	142,994

Series A Redeemable Convertible 3% Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2009 and none at September 30, 2008.	69,710	—

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 5,000 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued and outstanding: 26,857 shares at September 30, 2009 and 26,755 shares at December 31, 2008	27	27
Treasury stock: 4,032 shares at September 30, 2009 and 4,101 shares at December 31, 2008	(109,077)	(110,945)
Additional paid-in capital	377,649	374,089
Accumulated other comprehensive income (loss)	231	(3,800)
Accumulated deficit	(29,998)	(15,089)

Total stockholders’ equity	238,832	244,282

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$400,506	$387,276

ARTHROCARE CORPORATION

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Variance	2009	2008	Variance

Revenues:
Product sales	$76,408	$70,202	$6,206	$229,489	$225,950	$3,539
Royalties, fees and other	3,110	3,649	(539)	9,629	11,130	(1,501)

Total revenues	79,518	73,851	5,667	239,118	237,080	2,038

Cost of product sales	24,316	20,462	3,854	68,185	66,941	1,244

Gross profit	55,202	53,389	1,813	170,933	170,139	794

Operating expenses:
Research and development	9,229	8,584	645	27,099	24,209	2,890
Sales and marketing	28,563	30,983	(2,420)	88,700	97,139	(8,439)
General and administrative	11,981	11,558	423	36,101	41,573	(5,472)
Amortization of intangible assets	1,583	1,623	(40)	4,757	4,877	(120)
Reimbursement services	46	587	(541)	312	1,445	(1,133)
Investigation and restatement-related costs	9,293	5,541	3,752	25,323	6,219	19,104

Total operating expenses	60,695	58,876	1,819	182,292	175,462	6,830

Loss from operations	(5,493)	(5,487)	(6)	(11,359)	(5,323)	(6,036)
Interest income	61	180	(119)	212	561	(349)
Interest expense and bank fees	(1,189)	(684)	(505)	(3,469)	(2,889)	(580)
Foreign exchange loss, net	(446)	(1,349)	903	(1,581)	(1,189)	(392)
Other expense, net	(79)	(120)	41	(82)	(57)	(25)

Interest and other income (expense), net	(1,653)	(1,973)	320	(4,920)	(3,574)	(1,346)

Loss before income taxes	(7,146)	(7,460)	314	(16,279)	(8,897)	(7,382)

Income tax benefit	(2,719)	(2,585)	(134)	(2,656)	(3,084)	428

Net loss	(4,427)	(4,875)	448	(13,623)	(5,813)	(7,810)

Accrued dividend and accretion charges on Series A 3% Convertible Preferred Stock	(27,252)	—	(27,252)	(27,252)	—	(27,252)

Net loss applicable to common shareholders	$(31,679)	$(4,875)	$(26,804)	$(40,875)	$(5,813)	$(35,062)

Weighted-average shares outstanding:
Basic	26,838	26,649		26,798	26,591
Diluted	26,838	26,649		26,798	26,591

Net loss per common share:
Basic	$(1.18)	$(0.18)	$(1.00)	$(1.53)	$(0.22)	$(1.31)

Diluted	$(1.18)	$(0.18)	$(1.00)	$(1.53)	$(0.22)	$(1.31)